EXHIBIT 23.4

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference in the Registration Statement (Form S-3) and related Prospectus of Health Care REIT, Inc. pertaining to its Fourth Amended and Restated Dividend Reinvestment and Stock Purchase Plan of our report dated March 22, 2013 with respect to the combined financial statements of Sunrise Operations UK Limited, Sunrise Operations VW Limited, Sunrise Operations Elstree Limited, Sunrise Operations Banstead Limited, Sunrise Operations Purley Limited, Sunrise Home Help Services Limited, Sunrise Home Help Services VW Limited, Sunrise Home Help Elstree Limited, Sunrise Home Help Banstead Limited and Sunrise Home Help Purley Limited for the year ended December 31, 2011, included in the Health Care REIT, Inc. Current Report on Form 8-K/A dated March 25, 2013, filed with the Securities and Exchange Commission.

/s/Ernst & Young LLP

London, England

May 2, 2013